Exhibit 23.14

Stantec Consulting Ltd.

March 22, 2013

TO:     Seabridge Gold Inc.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Seabridge Gold Inc. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2012, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, Tony Wachmann, on behalf of myself and Stantec Consulting Ltd., hereby consent to the references to, and the information derived from, the following report and to the references, as applicable, to my name and Stantec Consulting Ltd.’s name in connection with the following report in the AIF and the 40-F: 2012 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study dated June 22, 2012.

Yours truly,

/s/ Tony Wachmann
Tony Wachmann